EXHIBIT 99.2


                                 DATE:  April 24, 1995


                                 FOR IMMEDIATE RELEASE

SOVEREIGN                        FOR FURTHER INFORMATION CONTACT:
 BANCORP                         Jay S. Sidhu     (610) 320-8416
                                 Karl D. Gerhart  (610) 320-8437
                                 Richard A. Elko  (610) 320-8434



                        SOVEREIGN BANCORP
                   NAMES RICHARD MOHN CHAIRMAN


     WYOMISSING, PA... Sovereign Bancorp, Inc. (NASDAQ-NMS-SVRN) ("Sovereign"), announced that Richard E. Mohn has been named Chairman of the Board to succeed Mr. Frederick J. Jaindl, who unexpectedly resigned as Chairman and as a Director this morning, after being re-elected for a 3 year term by shareholders last Thursday. Mr. Mohn, a resident of Lancaster, has served on Sovereign's Board since its creation in 1987, and has been the Chairman of the Board of Sovereign Bank, FSB, since 1989. Prior to that, Mohn served on the Board of Sovereign's predecessor, Penn Savings Bank since 1981.

     Mr. Mohn is also Chairman of Cloister Spring Water Company located in Lancaster, Pennsylvania. He is a graduate of Valley
Forge Military Academy, Duke University, and received his M.B.A.
from Temple University.

     "Mr. Jaindl cited differences in view with the Board on matters relating to Sovereign's operations, policy and practices publicly and in his letter of resignation," said Sidhu. "Sovereign's Board and management disagree with Mr. Jaindl's assessments and are united in their support of Sovereign's operations, policy and strategy. I believe Mr. Jaindl's resignation is a residual result of litigation instituted by Sovereign against Mr. Jaindl, former Director Arthur A. Haberberger and present Director Lawrence W. O'Neill in December 1993," continued Sidhu.


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